February 28, 1996

Board of Directors
Bankers Security Life Insurance  Society

Gentlemen:

     As Counsel of Bankers Security Life Insurance Society, I have examined the Rule 24f-2 Notice filed on behalf of Bankers Security Variable Life Separate Account I (Registration Statement #2-76642) for the fiscal year ending December 31, 1995.

     The amount of Securities that the Notice makes definite for Registration under the said Rule and the Securities Act of 1933 is $2,951,419. I am of the opinion that these Securities, the Registration of which the Notice makes definite in amount, were legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Rule 24f-2 Notice for Bankers Security Variable Life Separate Account I for the fiscal year ending December 31, 1995.

                                   Sincerely,

                                   /s/ Robert B. Saginaw

                                   Robert B. Saginaw
                                   Counsel